Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS FOR THE

QUARTER ENDED MAY 31, 2022 AND DECLARES QUARTERLY DIVIDEND

Midlothian, TX. June 20, 2022 -- Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the first quarter ended May 31, 2022. Highlights include:

•
Revenues were $107.7 million for the quarter compared to $96.9 million for the same quarter last year, an increase of $10.8 million or 11.1%.
•
Earnings per diluted share for the current quarter were $0.45 compared to $0.28 for the comparative quarter last year, an increase of 60.7%.
•
Our gross profit margin for the quarter was 31.6% compared to 30.1% for the comparative quarter last year.

Financial Overview

The Company’s revenues for the first quarter ended May 31, 2022 were $107.7 million compared to $96.9 million for the same quarter last year, an increase of $10.8 million, or 11.1%. The increase includes revenue contribution of approximately $1.9 million from AmeriPrint, an acquisition completed on May 31, 2021. Gross profit margin was $34.0 million, or 31.6%, as compared to $29.2 million, or 30.1%, for the same quarter last year. Net earnings for the quarter were $11.6 million, or $0.45 per diluted share, as compared to $7.3 million, or $0.28 per diluted share, for the same quarter last year.

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, "We are pleased with our performance for the first quarter of fiscal year 2023, which began March 1, 2022. Customer demand for our product continues to be strong as seen in recent quarters and our gross profit margin showed a nice improvement of 150 basis points to 31.6% compared to 30.1% in the same prior year quarter and 410 basis points improvement compared to 27.5% the sequential quarter. Our EBITDA increased over the sequential quarter, $15.1 million to $20.5 million, representing 15.5% and 19.1% of sales, respectively. We made pricing adjustments to cover inflationary costs and improved operational efficiencies all of which contributed to the improved margins.

"North American paper markets remain extraordinarily tight, and further substantial price increases will continue to be a very real possibility until demand declines return in enough force and for long enough to rebalance the short-supplied market. While the availability of paper in the North American market is very low, our strong vendor relationship with our paper supplier allows us to meet customer demand for their business product needs. We continue to monitor incoming order volumes as well as rising raw material and other input costs so that we can proactively adjust our pricing and costs accordingly.

"We believe we have one of the strongest balance sheets in the industry, with no debt and significant cash. Our profitability and strong financial condition will allow us to continue operations and fund acquisitions without incurring debt. Given those strengths, we also anticipate timely access to credit should larger acquisition opportunities materialize. We purchased approximately 64,000 shares of our common stock in the first quarter under our stock repurchase program at an average price of $17.46 per share. In accordance with our repurchase program, we will continue to repurchase our shares when we believe the market price is undervalued. We continue to focus on delivering profitability and returns to our shareholders."

Non-GAAP Reconciliations

To provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations, from time to time the Company reports the non-GAAP financial measure of EBITDA (EBITDA is calculated as net earnings before interest expense, tax expense, depreciation, and amortization). The Company may also report adjusted gross profit margin, adjusted earnings and adjusted diluted earnings per share, each of which is a non-GAAP financial measure.

Management believes that these non-GAAP financial measures provide useful information to investors as a supplement to reported GAAP financial information. Management reviews these non-GAAP financial measures on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Other companies may calculate non-GAAP financial measures differently than the Company, which limits the usefulness of the Company’s non-GAAP measures for comparison with these other companies. While management believes the Company’s non-GAAP financial measures are useful in evaluating the Company, when this information is reported it should be considered as supplemental in nature and not as a substitute or an alternative for, or superior to, the related financial information prepared in accordance with GAAP. These measures should be evaluated only in conjunction with the Company’s comparable GAAP financial measures.

The following table reconciles EBITDA, a non-GAAP financial measure, for the three months ended May 31, 2022 to the most comparable GAAP measure, net earnings (dollars in thousands).

	Three months ended
	May 31,	May 31,
	2022	2020
Net earnings	$11,627	$7,304
Income tax expense	4,523	3,130
Interest expense	—	2
Depreciation and amortization	4,378	4,634
EBITDA (non-GAAP)	$20,528	$15,070
% of sales	19.1%	15.5%

In Other News

On June 17, 2022 the Board of Directors declared a quarterly cash dividend of 25.0 cents per share on the Company’s common stock. The dividend is payable on August 8, 2022 to shareholders of record on July 8, 2022.

About Ennis

Founded in 1909, the Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, Ennis has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors. Ennis manufactures and sells business forms, other printed business products, printed and electronic media, integrated forms and labels, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, specialty packaging, direct mail, envelopes, tags and labels and other custom products. For more information, visit www.ennis.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements that may be contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the severity and duration of the COVID-19 pandemic and related economic repercussions, the erosion of demand for our printer business documents as the result of digital technologies, risk or uncertainties related to the completion and integration of acquisitions, the limited number of available suppliers and variability in the prices of paper and other raw materials, and operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and potential plant closures. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2022. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Ms. Vera Burnett, Chief Financial Officer

Mr. Dan Gus, General Counsel and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.
Unaudited Condensed Consolidated Financial Information
(In thousands, except share and per share amounts)

	Three months ended
Condensed Consolidated Operating Results	May 31,
	2022	2021
Revenues	$107,667	$96,930
Cost of goods sold	73,663	67,744
Gross profit margin	34,004	29,186
Operating expenses	17,682	18,638
Operating income	16,322	10,548
Other expense	172	114
Earnings before income taxes	16,150	10,434
Income tax expense	4,523	3,130
Net earnings	$11,627	$7,304

Weighted average common shares outstanding
Basic	25,812,078	26,029,355
Diluted	25,855,370	26,113,359

Earnings per share
Basic	$0.45	$0.28
Diluted	$0.45	$0.28

	May 31,	February 28,
Condensed Consolidated Balance Sheet Information	2022	2021
Assets
Current Assets
Cash	$91,221	$85,606
Accounts receivable, net	40,877	39,022
Inventories, net	43,900	38,538
Other	1,718	1,863
Total Current Assets	177,716	165,029
Property, plant & equipment, net	52,048	53,633
Operating lease right-of-use assets	14,965	15,544
Goodwill and intangible assets	132,489	134,246
Other	392	392
Total Assets	$377,610	$368,844
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$16,663	$16,678
Accrued expenses	19,872	15,422
Current portion of operating lease liabilities	4,926	5,090
Total Current Liabilities	41,461	37,190
Long-term debt	—	—
Other non-current liabilities	27,522	27,839
Total liabilities	68,983	65,029
Shareholders' Equity	308,627	303,815
Total Liabilities and Shareholders' Equity	$377,610	$368,844

	Three months ended
	May 31,
Condensed Consolidated Cash Flow Information	2022	2021
Cash provided by operating activities	$14,237	$11,887
Cash provided by (used in) investing activities	(1,036)	118
Cash used in financing activities	(7,586)	(5,866)
Change in cash	5,615	6,139
Cash at beginning of period	85,606	75,190
Cash at end of period	$91,221	$81,329